Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46894 and No. 333-55256) of Simple Tech, Inc. of our reports dated January 31, 2003, except for Note 10, as to which the date is February 26, 2003, relating to the consolidated financial statements and consolidated financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Orange County, California

March 21, 2003